Exhibit 5.1

January 27, 2012 GSP-2, Inc. Gongzhuling State Agriculture Science &Technology Park Location of 998 kilometers, Line 102 Gongzhuling city, Jilin province, China Gentlemen:

You have requested our opinion, as counsel for GSP-2, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of a total of 1,487,018 shares of the Company’s common stock, including: (i) 827,420 shares of common stock for sale by selling stockholders, including (a) 752,200 shares of common stock underlying the preferred shares sold in connection with the private placement that closed on December 20, 2011 and (b) 75,220 shares of common stock issuable upon the exercise of outstanding agent warrants at an exercise price of $2.40 per share, that were issued in connection with a private placement that closed on December 20, 2011; (ii) 62,598 shares of common stock to the Bay Peak Shareholders obtained by the Bay Peak Shareholders on December 23, 2011; and 597,000 shares of common stock to our shareholders that obtained their shares through the Share Exchange that occurred on February 11, 2011.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the Company and the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Gregg E. Jaclin
Gregg E. Jaclin, Partner ANSLOW & JACLIN, LLP

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